							      Exhibit 99.2

(Ohio Casualty Corporation Letterhead)


Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release



			 OHIO CASUALTY CORPORATION REPORTS
		    FOURTH QUARTER AND FULL YEAR 2003 EARNINGS


FAIRFIELD, Ohio, February 11, 2004  --- Ohio Casualty Corporation
(Nasdaq:OCAS) today announced the following results for its fourth quarter ended December 31, 2003, compared with the same period of the prior year:

   - net income of $27.7 million, or $.45 per diluted share, versus $29.1 million, or $.48 per diluted share,

   - All Lines statutory combined ratio of 104.7%, a 2.8 point improvement, and

   - net income before realized gains and losses of $25.2 million versus net income before realized gains and losses of $17.1 million (non-GAAP; see Reconciliation of Net Income to Net Income before Realized Gains and Losses at the end of this press release).

Results for the full year ended 2003, compared with 2002 included:

   - net income of $75.8 million, or $1.24 per diluted share, versus a net loss of $.9 million, or $.01 per diluted share,

   - All Lines statutory combined ratio of 106.1%, a 6.7 point improvement, and

   - net income before realized gains and losses of $52.5 million versus a net loss before realized gains and losses of $30.3 million (non-GAAP; see Reconciliation of Net Income to Net Income before Realized Gains and Losses at the end of this press release).

The major components of net income are summarized in the table below:

					     Three Months                  Year
Summary Income Statement                     Ended Dec 31              Ended Dec 31
($ in millions, except share data)        2003          2002        2003          2002
----------------------------------        ----          ----        ----          ----
Premiums and finance charges earned      $363.5        $367.8     $1,424.4      $1,450.5
Investment income less expenses            53.1          53.8        208.7         207.1
Investment gains realized, net              3.9          18.4         35.9          45.2
					 ------        ------     --------      --------
     Total revenues                      $420.5        $440.0     $1,669.0      $1,702.8

Losses and benefits for policyholders    $210.0        $216.8       $852.5      $  902.7
Loss adjustment expenses                   46.7          48.4        174.9         227.1
Underwriting expenses                     122.6         123.0        503.2         489.5
Corporate and other expenses*               6.5          12.5         30.8          90.2
					 ------        ------     --------      --------
    Total expenses                       $385.8        $400.7     $1,561.4      $1,709.5
Income tax expense:
  On investment gains realized             $1.4          $6.5        $12.6       $  15.8
  On all other income (loss)                5.6           3.7         19.2         (21.6)
					   ----         -----        -----       --------
    Total income tax expense (benefit)     $7.0         $10.2        $31.8       $  (5.8)

Net income (loss)                         $27.7         $29.1        $75.8       $  (0.9)
					  =====         =====        =====       ========
Average shares outstanding
  - diluted                          61,735,819    61,125,091   61,326,692    61,284,255
Net income per share - diluted            $0.45         $0.48        $1.24        $(0.01)

*Amortization and impairment write-downs of the agent relationships asset have been reclassified from underwriting expenses to corporate and other expenses for the current and prior periods as management believes these costs do not reflect current underwriting profitability.

President and Chief Executive Officer Dan Carmichael, CPCU, commented, "I am pleased with the continued improvement in our financial results. Improvements to the combined ratio during the fourth quarter confirm that we are making progress toward achieving our strategic objectives. The statutory combined ratio was 104.7% for the fourth quarter 2003, a 2.8 point improvement over the fourth quarter of 2002, and results for our Personal Lines operating segment, at a 97.0% combined ratio, and our Specialty Lines operating segment, at a 60.9% combined ratio, were very strong. We would have achieved underwriting profitability for the quarter, if we had not increased reserves for environmental claims. Although full year 2003 premiums are below last year's levels, we have a better priced book of business, we continue to realize double-digit price increases in certain lines, we saw our Personal Lines new business gross premiums written increase 27.0% , and we improved our risk profile.

In 2004, much of our focus will be on driving operational efficiencies and expense reductions through the organization. We will also continue to improve our loss ratio through better leveraging of technology, continued focus on obtaining an adequate price for all risks and conservative underwriting. Our statutory expense ratios for the quarter continued to show improvement as a result of our expense initiatives but we intend to make even more progress, including the steps we are announcing today, with the goal of achieving an underwriting profit while simultaneously delivering high quality services to our customers. We ended the year with a strong capital position on our balance sheet and the highest level of statutory policyholders' surplus since 1999."

Investment income declined slightly, resulting from lower market yields of new investments. The fourth quarter 2003 investment income was $53.1 million, a decrease of $0.7 million over the fourth quarter of 2002.

Federal income tax expense was favorably impacted by approximately $4.0 million for the fourth quarter 2003 due to a reduction in deferred income taxes payable. This reduction was due primarily to lowering deferred taxes on invested assets.

The Corporation today issued a separate press release regarding significant staff reductions in February of 2004 related to the re-engineering of numerous processes.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

Supplemental financial information for the fourth quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and GAAP in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2002.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:


Statutory                   Three Months                        Year
Net Premiums Written        Ended Dec 31        %           Ended Dec 31        %
($ in millions)           2003        2002     Chg        2003        2002     Chg
--------------------      ----        ----     ---        ----        ----     ---
Commercial Lines         $180.7      $182.3   (0.9)    $  792.6    $  762.2    4.0
Specialty Lines            40.3        47.2  (14.6)       164.9       179.9   (8.3)
Personal Lines            120.1       118.3    1.5        484.1       506.5   (4.4)
			 ------      ------            --------    --------
   All Lines             $341.1      $347.8   (1.9)    $1,441.6    $1,448.6   (0.5)

Net premiums written for the fourth quarter were impacted by strict underwriting guidelines for Commercial Lines, Personal Lines cancellation/withdrawal activity, last year's $5.3 million increase for a return of ceded premium in our bond business and higher reinsurance ceded premiums, especially in Specialty Lines. These quarter-over-quarter declines were partially offset by growth in Personal Lines of 1.5%, despite a negative impact from cancellation/withdrawal activity of approximately $10 million. The declines were further offset as Specialty Lines written premiums before reinsurance grew 15.6% during the quarter. The decline in statutory net premiums written for the full year reflects the Group's restructured risk profile as Personal Lines cancellation/withdrawal activity reduced net written premiums by approximately $61 million. In addition, net premiums written declined as Commercial Lines implemented stricter underwriting guidelines, including the non-renewal of certain construction defect related risks along with the impact of higher reinsurance costs.

Commercial Lines net written premiums declined for the quarter due to conservative underwriting of workers' compensation, commercial auto and certain construction classes of business and increased competition for small to mid-sized commercial accounts, which affected new business production. The Commercial Lines risk profile has improved over the past year with the non-renewal of certain underperforming classes of business and improved pricing on the book of business. Renewal price increases continued to experience downward pressure in the fourth quarter as part of a broad trend indicating that Commercial Lines policies are approaching price adequacy and competitive pricing pressures are increasing. The average renewal price increase for Commercial Lines was 7.7% in the fourth quarter 2003 compared to 10.1% in the third quarter. For the year 2003, average renewal price increases were 11.4% compared to 16.3% for the year 2002.

Specialty Lines fourth quarter net premiums written declined 14.6% as a result of high reinsurance premiums. Higher reinsurance premiums in 2003 were driven by the addition of a ceding commission and by increased reinsurance rates per dollar of premium. The addition of ceding commissions on the current reinsurance contract causes a corresponding increase to ceded premiums. Specialty Lines premiums before reinsurance increased 15.6% over fourth quarter 2002 to $67.4 million as a result of higher average renewal pricing and retention rates, offset in part by lower levels of new business production. Net premiums written for the year 2003 were below last year due to higher reinsurance premiums for commercial umbrella and $5.3 million return of ceded premium in the bond business that occurred in the prior year.
Average renewal price increases for commercial umbrella, the largest volume Specialty Line product, averaged 14.5% for the fourth quarter 2003, compared to 22.4% and 15.7% in the second and third quarters of 2003, respectively.
For the year 2003, average renewal price increases were 18.1% compared to 37.6% for the year 2002.

Personal Lines net premiums written were up 1.5% for the fourth quarter while down 4.4% for the full year 2003. Higher renewal rates for all Personal Lines, increased new business production for personal auto and rate increases for homeowners led to the growth in the fourth quarter, despite the run-off of business related to cancelled agents and withdrawal from several states. The combined effect of cancelled agents and withdrawal states represents approximately $10 million and offset most of the increase in net premiums written for the fourth quarter of 2003 compared to the fourth quarter of 2002.

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and loss adjustment expense ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net written premiums. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:


				     Three Months                   Year
				    Ended Dec. 31               Ended Dec. 31
Statutory Combined Ratio          2003         2002           2003         2002
------------------------          ----         ----           ----         ----
   Commercial Lines              119.0%       106.9%         112.3%       115.1%
   Specialty Lines                60.9%        77.0%          77.2%        94.0%
   Personal Lines                 97.0%       119.1%         105.6%       114.1%
				 ------       ------         ------       ------
      All Lines                  104.7%       107.5%         106.1%       112.8%


Improved underwriting expenses, lower losses and lower LAE contributed to the All Lines combined ratio improvement for the fourth quarter and full year compared to the same periods in 2002. Personal Lines business generated an underwriting profit in the fourth quarter 2003 and Specialty Lines continued to post solid results. Losses for the full year 2002 were negatively impacted by prior accident year reserve adjustments primarily related to construction defect claims and higher costs associated with New Jersey private passenger auto (NJPPA).

The fourth quarter loss and LAE ratios for 2003 included $16.0 million additional expense for prior accident year reserve development on environmental claims which added 4.4 points to the All Lines combined ratio. Catastrophe losses for the fourth quarter 2003 were 0.7 points of the combined ratio compared to 1.0 point in the fourth quarter of 2002. For the year 2003, catastrophe losses were 3.1 points of the combined ratio, 1.7 points higher than last year. In 2002, the Group recognized adverse development on prior accident years' losses and LAE, which impacted full year 2002 by 5.8 points, primarily for construction defect claims. In 2003, All Lines adverse development on prior accident years totaled 2.4 points. Improvements in other areas, including higher pricing, stricter underwriting, and lower sales expense, contributed to the improvement in the All Lines combined ratio.

The Commercial Lines combined ratio increased 12.1 points in the fourth quarter 2003 compared to the same quarter a year ago and improved 2.8 points for the full year compared to 2002. Prior accident year adverse reserve development of $11.1 million for environmental claims added 5.6 points to the fourth quarter Commercial Lines combined ratio and prior accident year development on other claims added another 7.4 points, primarily in the workers' compensation product line and liability coverage of the commercial multiple peril product line. Results for full year 2003 included higher than expected catastrophe losses and large non-catastrophe losses compared to last year. Catastrophe losses added 2.6 points to 2003 Commercial Lines combined ratio compared to .5 points for 2002. The combined ratio for 2003 included
5.3 points compared to 10.2 points in 2002 for reserve development on prior accident years. Last year's reserve adjustments were primarily construction defect related and were concentrated in the general liability and commercial multi-peril product lines.

Specialty Lines continued to show strong performance with a combined ratio improvement of 16.1 points and 16.8 points for the quarter and year to date, respectively, compared to 2002. The fourth quarter of 2003 Specialty Lines combined ratio reflected 21.9 points of favorable development on prior accident year loss and LAE reserves due mostly to a reduction in estimated future costs for commercial umbrella claims adjuster related expenses. The improvement in the combined ratio for the full year 2003 was due primarily to overall favorable development on prior accident year loss and LAE reserves in the commercial umbrella product line.

Personal Lines demonstrated significant improvement with a combined ratio of 97.0% in the fourth quarter of 2003, a 22.1 point improvement over the same period last year while the full year improved 8.5 points. Every product line in the Personal Lines operating segment registered an improved combined ratio in both the fourth quarter and the year 2003 compared to 2002. The fourth quarter and full year improvement was driven by the withdrawal from NJPPA, premium rate increases, a significant improvement in the non-catastrophe experience for homeowners, and a decline in the underwriting expense ratio. Catastrophe losses were 1.7 points higher for full year 2003 than in 2002, which indicates that the 2003 non-catastrophe related Personal Lines performance was more than 10 combined ratio points better than last year.

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:


					Three Months                 Year
					Ended Dec 31              Ended Dec 31
($ in millions)                       2003        2002          2003        2002
---------------                       ----        ----          ----        ----
Statutory net liabilities,
  beginning of period              $2,118.3    $2,074.2      $2,078.7    $1,982.0
Increase in provision for prior
  accident year claims                $24.4        $9.2         $34.1       $84.4
Increase in provision for prior
  accident  year claims as %
  of premiums earned                    6.7%        2.5%          2.4%        5.8%

Other Highlights
For the fourth quarter of 2003 compared to the fourth quarter of 2002:

   - Catastrophe losses decreased to $2.6 million from $3.5 million.

   - Employee count was down 11.2% to 2,669 at December 31, 2003, which helped reduce the personnel related expense portion of the underwriting expense ratio by .3 points, and contributed to the .4 point reduction in the LAE ratio to 12.8%.

   - Book value per share of $18.80 has increased 7.9% from fourth quarter
     2002.

   - Premiums to surplus ratio improved to 1.7 to 1 from 2.0 to 1.

Looking forward, the Corporation is providing guidance for calendar year 2004 as follows:

   - Net premiums written will be flat compared to 2003 or will grow in the low single digits,

   - Statutory calendar year combined ratio of 101.0% to 104.0%, assuming a catastrophe loss impact of 2% to 2.5%, and

   - Investment income of approximately $200 million.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. ET on Thursday, February 12, 2004. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through May 15, 2004. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 21286827. Call playback begins at 5 p.m. ET on February 12 and extends through midnight February 16, 2004.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the first quarter will start April 1, 2004 extending through the time of the earnings conference call scheduled for May 5, 2004.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ
Stock Market under the symbol OCAS and had assets of approximately $5.2 billion as of December 31, 2003.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

Reconciliation of Net Income to Net Income before Realized Gains and Losses Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of net income before realized gains and losses to further evaluate current operating performance. Net income before realized gains and losses, both in dollar amount and per share, is reconciled to net income and net income per share in the table below:

					       Three Months            Year
					       Ended Dec 31         Ended Dec 31
($ in millions)                              2003        2002     2003        2002
---------------                              ----        ----     ----        ----
Net income (loss) before realized
  gains and losses                          $25.2       $17.1    $52.5      $(30.3)
After-tax realized gains and losses           2.5        12.0     23.3        29.4
					    -----       -----    -----      -------
Net income (loss)                           $27.7       $29.1    $75.8      $ (0.9)

Net income (loss) per share - diluted
  before realized gains and losses          $0.41       $0.28     $0.86     $(0.49)
After-tax realized gains and losses per
   share- diluted                            0.04        0.20      0.38       0.48
					    -----       -----     -----     -------
Net income (loss) per share - diluted       $0.45       $0.48     $1.24     $(0.01)


				      -30-